Exhibit 3.1

THE COMMONWEALTH OF MASSACHUSETTS

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

ARTICLE FOURTH of the corporation’s Restated Articles of Organization, as amended, shall be amended to include the following text.

4.6 Designation of Series E-1 10% Convertible Preferred Stock

GTC Biotherapeutics, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the “Corporation” or the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.1 of the Restated Articles of Organization of the Corporation, the following resolutions were adopted on June 18, 2009 by the Board of Directors of the Corporation pursuant to Section 10.05 of the Massachusetts Business Corporations Act.

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.1 of the Company’s Restated Articles of Organization, out of the total authorized number of 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), there shall be designated a series of preferred shares which shall be issued in and constitute a single series to be known as “Series E-1 10% Convertible Preferred Stock” (hereinafter called the “Series E-1 Preferred Stock”). The shares of Series E-1 Preferred Stock having the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

4.6.1 Definitions.

For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 4.6.7(e).

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Corporation or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except a Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 4.6.6(d)(iii).

“Certificates of Designation” means, collectively, the Series E-1 Certificate of Designation and the Series E-2 Certificate of Designation.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) other than LFB of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion of Series E-1 Preferred Stock or Series E-2 Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), unless such replacement results from the exercise by LFB of contractual rights to designate representatives to the Corporation’s board of directors, or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) herein.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; provided, however, that Common Stock Equivalents shall not include any debt securities of the Corporation, unless such debt securities are convertible into Common Stock or Common Stock Equivalents.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 4.6.6(a).

“Conversion Price” shall have the meaning set forth in Section 4.6.6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E-1 Preferred Stock in accordance with the terms hereof.

“Debt” means, with respect to any Person, at any date, without duplication, (A) all obligations of such Person for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (C) all obligations of such Person to pay the deferred purchase price of property or services incurred in the ordinary course of business if the purchase price is due more than six (6) months from the date the obligation is incurred, (D) all capital lease obligations of such Person, (E) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (F) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (G) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (H) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (I) all Indebtedness secured by a lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, (J) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (K) all obligations or liabilities of others guaranteed by such Person; and (L) all obligations of such Person to trade creditors (other than Genzyme Corporation) incurred in the ordinary course of business and more than ninety (90) days past due

“Dividend Payment Date” shall have the meaning set forth in Section 4.6.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Five Year Redemption” shall have the meaning set forth in Section 4.6.8.

“Five Year Redemption Amount” means the sum of (i) 100% of the aggregate Stated Value then outstanding, (ii) accrued but unpaid dividends, and (iii) all liquidated damages and other amounts due in respect of the Series E-1 Preferred Stock.

“Fundamental Transaction” shall have the meaning set forth in Section 4.6.7(e).

“Holder” shall have the meaning given such term in Section 4.6.2.

“Indebtedness” shall mean all debts, obligations and liabilities of any kind whatsoever (including all interest (whether or not allowed or disallowed), charges, expenses, fees and other sums accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Corporation) of the Corporation to LFB, now existing or arising in the future, including without limitation, the debts, obligations and liabilities of the Corporation to LFB in connection with the payment and performance of the subordinated convertible note dated as of December 14, 2006 in the original principal amount of $2,558,650 issued and sold by the Corporation to LFB, the secured convertible note dated as of December 22, 2008 in the original principal amount of $15,000,000 issued and sold by the Corporation to LFB, the secured convertible note dated June 18, 2009 in the original principal amount of $4,512,268 issued and sold by the Corporation to LFB, the promissory note dated as June 18, 2009 in the original principal amount of $3,500,000 issued and sold by the Corporation to LFB, that certain Note and Warrant Purchase Agreement by and between the Corporation and LFB dated as of October 31, 2008 (excluding the that certain warrant dated as of December 22, 2008 to purchase up to 23,193,548 shares of common stock of the Corporation), the Securities Purchase Agreement, the Loan Agreement dated June 18, 2009 between the Corporation and LFB, that certain Trademark and License Security Agreement by and between the Debtor and the Secured Party dated as of December 22, 2008, that certain Patent and License Security Agreement by and between the Debtor and the Secured Party dated as of December 22, 2008, and that certain Second Mortgage, Security Agreement and Fixture Filing dated December 22, 2008 granted by Debtor to Secured Party, as amended by that certain Amendment to Mortgage, Security Agreement and Fixture Filing dated as of the date hereof, together with all schedules and attachments thereto and any renewals, extensions, modifications, amendments and/or restatements of any such debts, obligations and liabilities.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than the Series E-2 Preferred Stock, and those securities which are explicitly senior or pari passu to the Series E-1 Preferred Stock in dividend rights or liquidation preference.

“LFB” means LFB Biotechnologies S.A.S. and its stockholder, Laboratoire Francais du Fractionnement et des Biotechnologies and their respective direct and indirect subsidiaries.

“Liquidation” shall have the meaning set forth in Section 4.6.5.

“Make-Whole Payment” shall have the meaning set forth in Section 4.6.11.

“Notice of Conversion” shall have the meaning set forth in Section 4.6.6(a).

“Original Issue Date” means the relevant date on which such shares of Series E-1 Preferred Stock are initially issued, regardless of the number of transfers of any particular shares of Series E-1 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series E-1 Preferred Stock, and which shall not be earlier than the First Closing Date.

“Permitted Liens” means any (i) liens of the Corporation in favor of LFB, (ii) liens of the Corporation existing as of June 18, 2009, (iii) liens for taxes not yet due or for taxes being contested in good faith and which do not involve the sale, forfeiture or loss of any of the collateral for the Indebtedness and with respect to which adequate reserves have been set aside for the payment thereof in accordance with accounting principles generally accepted in the United States of America, (iv) liens relating to purchase money financings that have been entered into in the ordinary course of business, and (v) inchoate materialmen’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means, collectively, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock.

“Preferred Transaction Documents” means, collectively, the Securities Purchase Agreement, and the Certificates of Designations.

“Redemption Date” shall have the meaning set forth in Section 4.6.8.

“Redemption Notice” shall have the meaning set forth in Section 4.6.8.

“Registration Statement” means a registration statement on Form S-3 or other applicable form available to the Corporation, including Form S-1 filed with the Commission (the “Initial Registration Statement”) covering the resale of all of the shares of Common Stock issued and issuable upon conversion of the Series E-1 Preferred Stock and Series E-2 Preferred Stock of the initial Holder in accordance with the terms of the Securities Purchase Agreement, together with any shares of capital stock issued or issuable, from time to time, upon any reclassification, share combination, share subdivision, stock split, share dividend or similar transaction or event or otherwise as a distribution on, in exchange for or with respect to any of the foregoing, in each case held at the relevant time by the initial Holder (the “Registrable Securities”) and such additional Registration Statements (the “Subsequent Registration Statements,” together with the Initial Registration Statement, the “Registration Statements”) that the Corporation files with the Commission in the event that the Commission specifically prohibits the Initial Registration Statement from including all Registrable Securities of the initial Holder.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of June 18, 2009, to which the Corporation and the original Holder signatory thereto are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series E-1 Certificate of Designation” means Article 4.6 of these Articles of Amendment to the Corporation’s Restated Articles of Organization.

“Series E-1 Preferred Stock” shall have the meaning set forth in Section 4.6.2.

“Series E-2 Certificate of Designation” means Article 4.7 of these Articles of Amendment to the Corporation’s Restated Articles of Organization.

“Series E-2 Preferred Stock” means the shares of Series E-2 10% Convertible Preferred Stock, whose characteristics are set forth in the Series E-2 Certificate of Designation.

“Share Delivery Date” shall have the meaning set forth in Section 4.6.6(d).

“Stated Value” shall have the meaning set forth in Section 4.6.2.

“Subsidiary” means a significant subsidiary as such term is defined in Rule 1-02(w) of Regulation S-X.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following exchanges on which the Common Stock is listed for trading on the date in question: the OTC Bulletin Board, the US Alternext LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market and the New York Stock Exchange.

“Triggering Event” shall have the meaning set forth in Section 4.6.9(a).

“Triggering Redemption Amount” means, for each share of Series E-1 Preferred Stock, the sum of (i) the Stated Value, (ii) all accrued but unpaid dividends thereon, and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Series E-1 Preferred Stock.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 4.6.9(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market other than the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is then listed on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

4.6.2 Designation, Amount, Par Value and Rank. The series of Preferred Stock shall be designated as its Series E-1 10% Convertible Preferred Stock (the “Series E-1 Preferred Stock”) and the number of shares so designated shall be 18,000 (which shall not be subject to increase without the written consent of all of the holders of the Series E-1 Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series E-1 Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the “Stated Value”). The Series E-1 Preferred Stock shall rank pari passu with the Series E-2 Preferred Stock and senior to all other outstanding series of Preferred Stock with respect to the right to receive dividends, to receive the liquidation preference upon Liquidation or upon redemption of the Series E-1 Preferred Stock at the option of the Holder, such that no amounts shall be payable in respect of Junior Securities unless all amounts in respect of any such event (dividend, liquidation or optional redemption) have been paid in full in respect of the Series E-1 Preferred Stock.

4.6.3 Dividends.

(a) Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the initial Stated Value) of 10% per annum, payable semiannually on January 1 and July 1, beginning on January 1, 2010, on each Conversion Date (with respect only to shares of Series E-1 Preferred Stock being converted) and on the Redemption Date (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash. Dividends on the Series E-1 Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Any dividends that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, payable in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such late fee shall accrue daily from the Dividend Payment Date through and including the date of payment).

(b) Payments in Respect of Junior Stock. So long as any Series E-1 Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except as expressly permitted by Section 4.6.10(b). So long as any Series E-1 Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 4.6.6 or dividends due and paid in the ordinary course on senior preferred stock of the Corporation), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series E-1 Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series E-1 Preferred Stock.

4.6.4 Voting Rights. The Series E-1 Preferred Stock shall have no voting rights, except as required by applicable law. Notwithstanding the preceding sentence, as long as any shares of Series E-1 Preferred Stock are outstanding, the Corporation shall not, whether by merger or otherwise, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series E-1 Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series E-1 Preferred Stock, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series E-1 Preferred Stock; provided, however, that this clause (b) shall not apply to the authorization or creation of the Series E-2 Preferred Stock, (c) amend its Restated Articles of Organization or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series E-1 Preferred Stock, (e) take any actions prohibited by Section 6, 9(f), 11(b) and 11(d) of the Securities Purchase Agreement, or (f) enter into any agreement with respect to any of the foregoing.

4.6.5 Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the sum of (i) the Stated Value, and (ii) any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, which amount shall be paid before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders (on a pari passu basis with the holders of the Series E-2 Preferred Stock) in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

4.6.6 Conversion and Exchange Rights.

(a) Conversions at Option of Holder. Each share of Series E-1 Preferred Stock shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series E-1 Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached as Annex A to Exhibit A of the Securities Purchase Agreement (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series E-1 Preferred Stock to be converted, the number of shares of Series E-1 Preferred Stock owned prior to the conversion at issue, the number of shares of Series E-1 Preferred Stock owned subsequent to the conversion at issue, the Make-Whole Payment in respect of the shares of Series E-1 Preferred Stock to be converted, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E-1 Preferred Stock, a Holder shall be required to surrender the certificate(s) representing such shares of Series E-1 Preferred Stock to the Corporation. Shares of Series E-1 Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. Upon any conversion of shares of Series E-1 Preferred Stock with a Conversion Date on or prior to the first anniversary of the Original Issue Date of such shares of Series E-1 Preferred Stock, the Company shall pay or cause to be paid to the Holder converting such shares the Make-Whole Payment, if any, in respect of the shares converted in accordance with Section 4.6.11.

(b) Conversion Price. The conversion price for the Series E-1 Preferred Stock shall equal $2.63, subject to adjustment as provided herein (the “Conversion Price”).

(c) [RESERVED.]

(d) Mechanics of Conversion.

i. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series E-1 Preferred Stock. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the seventh Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, in which event the Corporation shall promptly return to such Holder any original Series E-1 Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return any Common Stock certificates representing the shares of Series E-1 Preferred Stock tendered for conversion to the Corporation.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series E-1 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series E-1 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series E-1 Preferred Stock of such Holder shall have been sought and obtained. In the absence of such injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 4.6.6(d)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Stated Value of Series E-1 Preferred Stock being converted, $10 per Trading Day for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 4.6.9 for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates by the second Trading Day following the Share Delivery Date pursuant to Section 4.6.6(d)(i), and if after such date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series E-1 Preferred Stock equal to the number of shares of Series E-1 Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 4.6.6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series E-1 Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series E-1 Preferred Stock as required pursuant to the terms hereof.

iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times use reasonable best efforts to reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E-1 Preferred Stock and payment of dividends on the Series E-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series E-1 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Securities Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4.6.7) upon the conversion of all outstanding shares of Series E-1 Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement relating to the Conversion Shares is then effective under the Securities Act, shall be registered for public sale in accordance with such Registration Statement.

v. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time.

vi. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series E-1 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series E-1 Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

4.6.7 Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series E-1 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series E-1 Preferred Stock or the Series E-2 Preferred Stock (so long as a similar dividend is paid on this Series E-1 Preferred Stock)); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 4.6.7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) [RESERVED].

(c) Subsequent Rights Offerings. If the Corporation, at any time while this Series E-1 Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(d) Pro Rata Distributions. If the Corporation, at any time while this Series E-1 Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 4.6.7(c)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e) Fundamental Transaction. If, at any time while this Series E-1 Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series E-1 Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such

Fundamental Transaction if it had converted the Series E-1 Preferred Stock immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series E-1 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall adopt articles of incorporation or an amendment to its articles of incorporation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4.6.7(e) and insuring that this Series E-1 Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(f) Calculations. All calculations under this Section 4.6.7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4.6.7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4.6.7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series E-1 Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Stated Value of its Series E-1 Preferred Stock during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

4.6.8 Five Year Redemption. On or after the fifth anniversary of the Original Issue Date of any shares Series E-1 Preferred Stock, the Company shall have the right to redeem all, but not less than all, and the Holder of such shares of Series E-1 Preferred Stock, upon written notice to the Corporation, shall have the right to cause the Corporation to redeem all, but not less than all, of such shares of Series E-1 Preferred Stock, for an amount in cash equal to the Five Year Redemption Amount (such redemption, the “Five Year Redemption”). The Corporation covenants and agrees that it will honor all Conversion Notices tendered pursuant to this Section 4.6.8. Any notice of redemption given by the Corporation or the Holder (a “Redemption Notice”) shall be in writing and shall specify the date on which such redemption shall take place (the “Redemption Date”), which shall not be less than three (3) Business Days nor more than five (5) Business Days from the date of such Redemption Notice. If any portion of the cash payment for a Five Year Redemption has not been paid by the Corporation on the Redemption Date, interest shall accrue thereon until such amount is paid in full at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law.

4.6.9 Redemption Upon Triggering Events.

(a) “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such certificates are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series E-1 Preferred Stock in accordance with the terms hereof;

ii. the Corporation shall fail (after written demand from the Holder) to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

iii. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant or agreement contained in the Preferred Transaction Documents, written notice specifying such failure and requiring it to be remedied (and stating that such notice is a “Notice of Default”) shall have been delivered to the Corporation by the Holders of at least 67% of the shares of Series E-1 Preferred Stock then outstanding, and such failure shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which such written notice was delivered;

iv. the Corporation shall be party to a Change of Control Transaction; or

v. there shall have occurred a Bankruptcy Event.

(b) Rights Upon Triggering Event. Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all of the Series E-1 Preferred Stock then held by such Holder for a redemption price equal to the Triggering Redemption Amount; provided, however, that if a Triggering Event arises from the failure to register the re-sale of certain shares of Conversion Shares, the Corporation (i) shall only be so required to redeem those shares of Series E-1 Preferred Stock whose underlying Conversion Shares’ re-sale the Corporation has failed to register, and (ii) shall have 45 calendar days to cure such Triggering Event after delivery of the Notice of Default. The Triggering Redemption Amount shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series E-1 Preferred Stock is outstanding until such date as the applicable Holder has been paid the Triggering Redemption Amount in cash.

4.6.10 Negative Covenants. So long as any shares of Series E-1 Preferred Stock are outstanding, unless the holders of at least 67% of the then outstanding shares of Series E-1 Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

(a) amend the Restated Articles of Organization, its bylaws or other charter documents so as to materially and adversely affect any rights of any Holder;

(b) repay, repurchase or offer to repay, repurchase or otherwise acquire any shares of its Common Stock, Common Stock Equivalents or Junior Securities, except for the Conversion Shares to the extent permitted or required under the Preferred Transaction Documents or as otherwise permitted by the Preferred Transaction Documents;

(c) subject to Section 4.6.3(b) hereof, pay cash dividends or distributions on Junior Securities of the Corporation;

(d) enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness, except for (i) Indebtedness of the Corporation to LFB, (ii) Debt existing on June 18, 2009, (iii) Debt (A) secured by a Permitted Lien, (B) related to unsecured letter of credit obligations incurred by the Corporation in the ordinary course of its business and (c) unsecured obligations to trade creditors incurred in the ordinary course of business and more than ninety (90) days past due, provided, that the amount of such additional Debt permitted by (A)-(C) shall not exceed $1,500,000 in the aggregate, and (iv) Debt pursuant to which the Corporation, LFB and the holder of such debt have entered into a subordination agreement acceptable to; or

(e) enter into any agreement or understanding with respect to any of the foregoing.

4.6.11 Make-Whole Payment. Upon the conversion of any shares of Series E-1 Preferred Stock pursuant to Section 4.6.6 hereof and provided that the Conversion Date for such shares occurs on or prior to the first anniversary of the Original Issue Date of such shares, the Corporation shall pay or cause to be paid to the Holder of the Series E-1 Preferred Stock so converted cash with respect to the shares of Series E-1 Preferred Stock so converted in an amount equal to $500 per $1,000 Stated Value of the Series E-1 Preferred Stock, less the amount of any dividends paid in respect of the Series E-1 Preferred Stock on or before the relevant Conversion Date (the “Make-Whole Payment”). The Company shall pay or cause the Make-Whole Payment to be paid within five (5) Business Days of the applicable Conversion Date. If the Make-Whole Payment is not made when due, the Make-Whole Payment shall accrue interest at the rate of 18% per annum or the lesser rate permitted by applicable law (such interest shall accrue daily from the due date through and including the date of payment).

4.6.12 Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Chief Financial Officer, Facsimile: (508) 370-5353 with a copy (which shall not constitute notice) to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, Attention: Nathaniel S. Gardiner, Facsimile: (617) 227-4420, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 4.6.12. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holders, with a copy (which shall not constitute notice) to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attention: Brian Keane, Facsimile: (617) 542-2241. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4.6.12 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4.6.12 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series E-1 Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series E-1 Preferred Stock Certificate. If a Holder’s Series E-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflict of laws thereof.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment or other obligation shall be made or performed on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Series E-1 Preferred Stock. Shares of Series E-1 Preferred Stock may only be issued pursuant to the Securities Purchase Agreement. If any shares of Series E-1 Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series E-1 10% Convertible Preferred Stock.

4.7 Designation of Series E-2 10% Convertible Preferred Stock.

GTC Biotherapeutics, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the “Corporation” or the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.1 of the Restated Articles of Organization of the Corporation, the following resolutions were adopted on June 18, 2009 by the Board of Directors of the Corporation pursuant to Section 10.05 of the Massachusetts Business Corporations Act.

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article 4.1 of the Company’s Restated Articles of Organization, out of the total authorized number of 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), there shall be designated a series of preferred shares which shall be issued in and constitute a single series to be known as “Series E-2 10% Convertible Preferred Stock” (hereinafter called the “Series E-2 Preferred Stock”). The shares of Series E-2 Preferred Stock having the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

4.7.1 Definitions.

For the purposes hereof, the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 4.7.7(e).

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Corporation or any Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except a Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 4.7.6(d)(iii).

“Certificates of Designation” means, collectively, the Series E-1 Certificate of Designation and the Series E-2 Certificate of Designation.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) other than LFB of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion of Series E-1 Preferred Stock or Series E-2 Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the shareholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the shareholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), unless such replacement results from the exercise by LFB of contractual rights to designate representatives to the Corporation’s board of directors, or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) herein.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock; provided, however, that Common Stock Equivalents shall not include any debt securities of the Corporation, unless such debt securities are convertible into Common Stock or Common Stock Equivalents.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 4.7.6(a).

“Conversion Price” shall have the meaning set forth in Section 4.7.6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series E-2 Preferred Stock in accordance with the terms hereof.

“Debt” means, with respect to any Person, at any date, without duplication, (A) all obligations of such Person for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (C) all obligations of such Person to pay the deferred purchase price of property or services incurred in the ordinary course of business if the purchase price is due more than six (6) months from the date the obligation is incurred, (D) all capital lease obligations of such Person, (E) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (F) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (G) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (H) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (I) all Indebtedness secured by a lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, (J) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (K) all obligations or liabilities of others guaranteed by such Person; and (L) all obligations of such Person to trade creditors (other than Genzyme Corporation) incurred in the ordinary course of business and more than ninety (90) days past due.

“Dividend Payment Date” shall have the meaning set forth in Section 4.7.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Five Year Redemption” shall have the meaning set forth in Section 4.7.8.

“Five Year Redemption Amount” means the sum of (i) 100% of the aggregate Stated Value then outstanding, (ii) accrued but unpaid dividends, and (iii) all liquidated damages and other amounts due in respect of the Series E-2 Preferred Stock.

“Fundamental Transaction” shall have the meaning set forth in Section 4.7.7(e).

“Holder” shall have the meaning given such term in Section 4.7.2.

“Indebtedness” shall mean all debts, obligations and liabilities of any kind whatsoever (including all interest (whether or not allowed or disallowed), charges, expenses, fees and other sums accruing after commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Corporation) of the Corporation to LFB, now existing or arising in the future, including without limitation, the debts, obligations and liabilities of the Corporation to LFB in connection with the payment and performance of the subordinated convertible note dated as of December 14, 2006 in the original principal amount of $2,558,650 issued and sold by the Corporation to LFB, the secured convertible note dated as of December 22, 2008 in the original principal amount of $15,000,000 issued and sold by the Corporation to LFB, the secured convertible note dated June 18, 2009 in the original principal amount of $4,512,268 issued and sold by the Corporation to LFB, the promissory note dated as June 18, 2009 in the original principal amount of $3,500,000 issued and sold by the Corporation to LFB, that certain Note and Warrant Purchase Agreement by and between the Corporation and LFB dated as of October 31, 2008 (excluding the that certain warrant dated as of December 22, 2008 to purchase up to 23,193,548 shares of common stock of the Corporation), the Securities Purchase Agreement, the Loan Agreement dated June 18, 2009 between the Corporation and LFB, that certain Trademark and License Security Agreement by and between the Debtor and the Secured Party dated as of December 22, 2008, that certain Patent and License Security Agreement by and between the Debtor and the Secured Party dated as of December 22, 2008, and that certain Second Mortgage, Security Agreement and Fixture Filing dated December 22, 2008 granted by Debtor to Secured Party, as amended by that certain Amendment to Mortgage, Security Agreement and Fixture Filing dated as of the date hereof, together with all schedules and attachments thereto and any renewals, extensions, modifications, amendments and/or restatements of any such debts, obligations and liabilities.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than the Series E-1 Preferred Stock, and those securities which are explicitly senior or pari passu to the Series E-2 Preferred Stock in dividend rights or liquidation preference.

“LFB” means LFB Biotechnologies S.A.S. and its stockholder, Laboratoire Francais du Fractionnement et des Biotechnologies and their respective direct and indirect subsidiaries.

“Liquidation” shall have the meaning set forth in Section 4.7.5.

“Make-Whole Payment” shall have the meaning set forth in Section 4.7.11.

“Notice of Conversion” shall have the meaning set forth in Section 4.7.6(a).

“Original Issue Date” means the relevant date on which such shares of Series E-2 Preferred Stock are initially issued, regardless of the number of transfers of any particular shares of Series E-2 Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series E-2 Preferred Stock, and which shall not be earlier than the First Closing Date.

“Permitted Liens” means any (i) liens of the Corporation in favor of LFB, (ii) liens of the Corporation existing as of June 18, 2009, (iii) liens for taxes not yet due or for taxes being contested in good faith and which do not involve the sale, forfeiture or loss of any of the collateral for the Indebtedness and with respect to which adequate reserves have been set aside for the payment thereof in accordance with accounting principles generally accepted in the United States of America, (iv) liens relating to purchase money financings that have been entered into in the ordinary course of business, and (v) inchoate materialmen’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means, collectively, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock.

“Preferred Transaction Documents” means, collectively, the Securities Purchase Agreement, and the Certificates of Designations.

“Redemption Date” shall have the meaning set forth in Section 4.7.8.

“Redemption Notice” shall have the meaning set forth in Section 4.7.8.

“Registration Statement” means a registration statement on Form S-3 or other applicable form available to the Corporation, including Form S-1 filed with the Commission (the “Initial Registration Statement”) covering the resale of all of the shares of Common Stock issued and issuable upon conversion of the Series E-1 Preferred Stock and Series E-2 Preferred Stock of the initial Holder in accordance with the terms of the Securities Purchase Agreement, together with any shares of capital stock issued or issuable, from time to time, upon any reclassification, share combination, share subdivision, stock split, share dividend or similar transaction or event or otherwise as a distribution on, in exchange for or with respect to any of the foregoing, in each case held at the relevant time by the initial Holder (the “Registrable Securities”) and such additional Registration Statements (the “Subsequent Registration Statements,” together with the Initial Registration Statement, the “Registration Statements”) that the Corporation files with the Commission in the event that the Commission specifically prohibits the Initial Registration Statement from including all Registrable Securities of the initial Holder.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of June 18, 2009, to which the Corporation and the original Holder signatory thereto are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series E-1 Certificate of Designation” means Article 4.6 of these Articles of Amendment to the Corporation’s Restated Articles of Organization.

“Series E-1 Preferred Stock” means the shares of Series E-1 10% Convertible Preferred Stock, whose characteristics are set forth in the Series E-1 Certificate of Designation.

“Series E-2 Certificate of Designation” means Article 4.7 of these Articles of Amendment to the Corporation’s Restated Articles of Organization.

“Series E-2 Preferred Stock” shall have the meaning set forth in Section 4.7.2.

“Share Delivery Date” shall have the meaning set forth in Section 4.7.6(d).

“Stated Value” shall have the meaning set forth in Section 4.7.2.

“Subsidiary” means a significant subsidiary as such term is defined in Rule 1-02(w) of Regulation S-X.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following exchanges on which the Common Stock is listed for trading on the date in question: the OTC Bulletin Board, the US Alternext LLC, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market and the New York Stock Exchange.

“Triggering Event” shall have the meaning set forth in Section 4.7.9(a).

“Triggering Redemption Amount” means, for each share of Series E-2 Preferred Stock, the sum of (i) the Stated Value, (ii) all accrued but unpaid dividends thereon, and (iii) all liquidated damages and other costs, expenses or amounts due in respect of the Series E-2 Preferred Stock.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 4.7.9(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market other than the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the Common Stock is then listed on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

4.7.2 Designation, Amount, Par Value and Rank. The series of Preferred Stock shall be designated as its Series E-2 10% Convertible Preferred Stock (the “Series E-2 Preferred Stock”) and the number of shares so designated shall be 20,250 (which shall not be subject to increase without the written consent of all of the holders of the Series E-2 Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series E-2 Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the “Stated Value”). The Series E-2 Preferred Stock shall rank pari passu with the Series E-1 Preferred Stock and senior to all other outstanding series of Preferred Stock with respect to the right to receive dividends, to receive the liquidation preference upon Liquidation or upon redemption of the Series E-2 Preferred Stock at the option of the Holder, such that no amounts shall be payable in respect of Junior Securities unless all amounts in respect of any such event (dividend, liquidation or optional redemption) have been paid in full in respect of the Series E-2 Preferred Stock.

4.7.3 Dividends.

(a) Dividends. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the initial Stated Value) of 10% per annum, payable semiannually on January 1 and July 1, beginning on January 1, 2010, on each Conversion Date (with respect only to shares of Series E-2 Preferred Stock being converted) and on the Redemption Date (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash. Dividends on the Series E-2 Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such Original Issue Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Any dividends that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, payable in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such late fee shall accrue daily from the Dividend Payment Date through and including the date of payment).

(b) Payments in Respect of Junior Stock. So long as any Series E-2 Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except as expressly permitted by Section 4.7.10(b). So long as any Series E-2 Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 4.7.6 or dividends due and paid in the ordinary course on senior preferred stock of the Corporation), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series E-2 Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series E-2 Preferred Stock.

4.7.4 Voting Rights. The Series E-2 Preferred Stock shall have no voting rights, except as required by applicable law. Notwithstanding the preceding sentence, as long as any shares of Series E-2 Preferred Stock are outstanding, the Corporation shall not, whether by merger or otherwise, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series E-2 Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series E-2 Preferred Stock, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation senior to or otherwise pari passu with the Series E-2 Preferred Stock; provided, however, that this clause (b) shall not apply to the authorization or creation of the Series E-1 Preferred Stock, (c) amend its Restated Articles of Organization or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series E-2 Preferred Stock, (e) take any actions prohibited by Section 6, 9(f), 11(b) and 11(d) of the Securities Purchase Agreement, or (f) enter into any agreement with respect to any of the foregoing.

4.7.5 Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the sum of (i) the Stated Value, and (ii) any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, which amount shall be paid before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders (on a pari passu basis with the holders of the Series E-1 Preferred Stock) in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

4.7.6 Conversion and Exchange Rights.

(a) Conversions at Option of Holder. Each share of Series E-2 Preferred Stock shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series E-2 Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached as Annex A to Exhibit B of the Securities Purchase Agreement (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series E-2 Preferred Stock to be converted, the number of shares of Series E-2 Preferred Stock owned prior to the conversion at issue, the number of shares of Series E-2 Preferred Stock owned subsequent to the conversion at issue, the Make-Whole Payment in respect of the shares of Series E-2 Preferred Stock to be converted, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E-2 Preferred Stock, a Holder shall be required to surrender the certificate(s) representing such shares of Series E-2 Preferred Stock to the Corporation. Shares of Series E-2 Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. Upon any conversion of shares of Series E-2 Preferred Stock with a Conversion Date on or prior to the first anniversary of the Original Issue Date of such shares of Series E-2 Preferred Stock, the Company shall pay or cause to be paid to the Holder converting such shares the Make-Whole Payment, if any, in respect of the shares converted in accordance with Section 4.7.11.

(b) Conversion Price. The conversion price for the Series E-2 Preferred Stock shall equal $2.2368, subject to adjustment as provided herein (the “Conversion Price”).

(c) [RESERVED.]

(d) Mechanics of Conversion.

i. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series E-2 Preferred Stock. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the seventh Trading Day after the Conversion Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, in which event the Corporation shall promptly return to such Holder any original Series E-2 Preferred Stock certificate delivered to the Corporation and such Holder shall promptly return any Common Stock certificates representing the shares of Series E-2 Preferred Stock tendered for conversion to the Corporation.

ii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series E-2 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series E-2 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series E-2 Preferred Stock of such Holder shall have been sought and obtained. In the absence of such injunction, the Corporation shall issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such certificate or certificates pursuant to Section 4.7.6(d)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Stated Value of Series E-2 Preferred Stock being converted, $10 per Trading Day for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 4.7.9 for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a Holder the applicable certificate or certificates by the second Trading Day following the Share Delivery Date pursuant to Section 4.7.6(d)(i), and if after such date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series E-2 Preferred Stock equal to the number of shares of Series E-2 Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 4.7.6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series E-2 Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series E-2 Preferred Stock as required pursuant to the terms hereof.

iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times use reasonable best efforts to reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series E-2 Preferred Stock and payment of dividends on the Series E-2 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series E-2 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Securities Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4.7.7) upon the conversion of all outstanding shares of Series E-2 Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement relating to the Conversion Shares is then effective under the Securities Act, shall be registered for public sale in accordance with such Registration Statement.

v. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time.

vi. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Series E-2 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series E-2 Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

4.7.7 Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series E-2 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series E-2 Preferred Stock or the Series E-1 Preferred Stock (so long as a similar dividend is paid on this Series E-2 Preferred Stock)); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 4.7.7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) [RESERVED].

(c) Subsequent Rights Offerings. If the Corporation, at any time while this Series E-2 Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

(d) Pro Rata Distributions. If the Corporation, at any time while this Series E-2 Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 4.7.7(c)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(e) Fundamental Transaction. If, at any time while this Series E-2 Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series E-2 Preferred Stock, the Holders shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had converted the Series E-2 Preferred Stock immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series E-2 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall adopt articles of incorporation or an amendment to its articles of incorporation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4.7.7(e) and insuring that this Series E-2 Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(f) Calculations. All calculations under this Section 4.7.7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4.7.7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g) Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4.7.7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series E-2 Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Stated Value of its Series E-2 Preferred Stock during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

4.7.8 Five Year Redemption. On or after the fifth anniversary of the Original Issue Date of any shares Series E-2 Preferred Stock, the Company shall have the right to redeem all, but not less than all, and the Holder of such shares of Series E-2 Preferred Stock, upon written notice to the Corporation, shall have the right to cause the Corporation to redeem all, but not less than all, of such shares of Series E-2 Preferred Stock, for an amount in cash equal to the Five Year Redemption Amount (such redemption, the “Five Year Redemption”). The Corporation covenants and agrees that it will honor all Conversion Notices tendered pursuant to this Section 4.7.8. Any notice of redemption given by the Corporation or the Holder (a “Redemption Notice”) shall be in writing and shall specify the date on which such redemption shall take place (the “Redemption Date”), which shall not be less than three (3) Business Days nor more than five (5) Business Days from the date of such Redemption Notice. If any portion of the cash payment for a Five Year Redemption has not been paid by the Corporation on the Redemption Date, interest shall accrue thereon until such amount is paid in full at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law.

4.7.9 Redemption Upon Triggering Events.

(a) “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such certificates are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series E-2 Preferred Stock in accordance with the terms hereof;

ii. the Corporation shall fail (after written demand from the Holder) to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

iii. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant or agreement contained in the Preferred Transaction Documents, written notice specifying such failure and requiring it to be remedied (and stating that such notice is a “Notice of Default”) shall have been delivered to the Corporation by the Holders of at least 67% of the shares of Series E-2 Preferred Stock then outstanding, and such failure shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which such written notice was delivered;

iv. the Corporation shall be party to a Change of Control Transaction; or

v. there shall have occurred a Bankruptcy Event.

(b) Rights Upon Triggering Event. Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to redeem all of the Series E-2 Preferred Stock then held by such Holder for a redemption price equal to the Triggering Redemption Amount; provided, however, that if a Triggering Event arises from the failure to register the re-sale of certain shares of Conversion Shares, the Corporation (i) shall only be so required to redeem those shares of Series E-2 Preferred Stock whose underlying Conversion Shares’ re-sale the Corporation has failed to register, and (ii) shall have 45 calendar days to cure such Triggering Event after delivery of the Notice of Default. The Triggering Redemption Amount shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series E-2 Preferred Stock is outstanding until such date as the applicable Holder has been paid the Triggering Redemption Amount in cash.

4.7.10 Negative Covenants. So long as any shares of Series E-2 Preferred Stock are outstanding, unless the holders of at least 67% of the then outstanding shares of Series E-2 Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of its subsidiaries (whether or not a Subsidiary on the Original Issue Date) to, directly or indirectly:

(a) amend the Restated Articles of Organization, its bylaws or other charter documents so as to materially and adversely affect any rights of any Holder;

(b) repay, repurchase or offer to repay, repurchase or otherwise acquire any shares of its Common Stock, Common Stock Equivalents or Junior Securities, except for the Conversion Shares to the extent permitted or required under the Preferred Transaction Documents or as otherwise permitted by the Preferred Transaction Documents;

(c) subject to Section 4.7.3(b) hereof, pay cash dividends or distributions on Junior Securities of the Corporation;

(d) enter into, create, incur, assume, guarantee or suffer to exist any Indebtedness, except for (i) Indebtedness of the Corporation to LFB, (ii) Debt existing on June 18, 2009, (iii) Debt (A) secured by a Lien described in Section 2(k)(iv) hereof, (B) related to unsecured letter of credit obligations incurred by the Corporation in the ordinary course of its business and (c) unsecured obligations to trade creditors incurred in the ordinary course of business and more than ninety (90) days past due, provided, that the amount of such additional Debt permitted by (A)-(C) shall not exceed $1,500,000 in the aggregate, and (iv) Debt pursuant to which the Corporation, LFB and the holder of such debt have entered into a subordination agreement acceptable to LFB; or

(e) enter into any agreement or understanding with respect to any of the foregoing.

4.7.11 Make-Whole Payment. Upon the conversion of any shares of Series E-2 Preferred Stock pursuant to Section 4.7.6 hereof and provided that the Conversion Date for such shares occurs on or prior to the first anniversary of the Original Issue Date of such shares, the Corporation shall pay or cause to be paid to the Holder of the Series E-2 Preferred Stock so converted cash with respect to the shares of Series E-2 Preferred Stock so converted in an amount equal to $500 per $1,000 Stated Value of the Series E-2 Preferred Stock, less the amount of any dividends paid in respect of the Series E-2 Preferred Stock on or before the relevant Conversion Date (the “Make-Whole Payment”). The Company shall pay or cause the Make-Whole Payment to be paid within five (5) Business Days of the applicable Conversion Date. If the Make-Whole Payment is not made when due, the Make-Whole Payment shall accrue interest at the rate of 18% per annum or the lesser rate permitted by applicable law (such interest shall accrue daily from the due date through and including the date of payment).

4.7.12 Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 175 Crossing Boulevard, Framingham, Massachusetts 01702, Attention: Chief Financial Officer, Facsimile: (508) 370-5353 with a copy (which shall not constitute notice) to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, Attention: Nathaniel S. Gardiner, Facsimile: (617) 227-4420, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 4.7.12. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holders, with a copy (which shall not constitute notice) to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attention: Brian Keane, Facsimile: (617) 542-2241. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4.7.12 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4.7.12 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series E-2 Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series E-2 Preferred Stock Certificate. If a Holder’s Series E-2 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E-2 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflict of laws thereof.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment or other obligation shall be made or performed on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Series E-2 Preferred Stock. Shares of Series E-2 Preferred Stock may only be issued pursuant to the Securities Purchase Agreement. If any shares of Series E-2 Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series E-2 10% Convertible Preferred Stock.”

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